Exhibit 10.7

STOCK PURCHASE AGREEMENT

by and among

POLYPORE INC.

AND THE SELLERS NAMED HEREIN,

and

PP ACQUISITION CORPORATION

dated as of January 30, 2004

TABLE OF CONTENTS

1.	Definitions

2.	Basic Transaction
	(a)	Purchase and Sale of the Shares
	(b)	The Closing

3.	Representations and Warranties of the Company and the Sellers
	(a)	Authorization of Transaction
	(b)	Noncontravention
	(c)	Brokers’ Fees
	(d)	Title
	(e)	Capitalization
	(f)	Subsidiaries
	(g)	Financial Statements
	(h)	Absence of Certain Developments
	(i)	Undisclosed Liabilities
	(j)	Legal Compliance
	(k)	Tax Matters
	(1)	Real Property and Assets
	(m)	Intellectual Property
	(n)	Contracts
	(o)	Insurance
	(p)	Litigation
	(q)	Employees
	(r)	Employee Benefits
	(s)	Environmental Matters
	(t)	Certain Business Relationships with the Company
	(u)	Products Liability
	(v)	Customers and Suppliers
	(w)	Prohibited Payments

4.	Representations and Warranties of the Buyer
	(a)	Organization of the Buyer
	(b)	Authorization of Transaction
	(c)	Noncontravention
	(d)	Brokers’ Fees
	(e)	Availability of Funds
	(f)	Acquisition of the Shares for Investment
	(g)	Other Matters

5.	Pre-Closing Covenants
	(a)	General

i

	(b)	Notices and Consents
	(c)	Operation of Business
	(d)	Equity Issuances; Dividends and Distributions
	(e)	Restrictions on Transfer
	(f)	Preservation of Business
	(g)	Access to Books and Records and Customers and Suppliers
	(h)	Notice of Developments
	(i)	No Additional Representations or Warranties
	(j)	Disclaimer Regarding Estimates and Projections
	(k)	Financing
	(1)	No Solicitation
	(m)	2003 Audited Financial Statements
	(n)	Selling Expense Schedule

6.	Post-Closing Covenants
	(a)	General
	(b)	Litigation Support
	(c)	Tax Matters
	(d)	Performance of Obligations by the Buyer
	(e)	Directors’ and Officers’ Indemnification

7.	Conditions to Obligation to Close
	(a)	Conditions to Obligation of the Buyer
	(b)	Conditions to Obligation of the Sellers

8.	Remedies for Breaches of this Agreement

9.	Termination
	(a)	Termination of Agreement
	(b)	Effect of Termination

10.	Miscellaneous
	(a)	Press Releases and Public Announcements
	(b)	Third-Party Beneficiaries
	(c)	Entire Agreement
	(d)	Succession and Assignment
	(e)	Counterparts
	(f)	Headings
	(g)	Notices
	(h)	Governing Law; Jurisdiction
	(i)	Amendments and Waivers
	(j)	Severability
	(k)	Expenses
	(1)	Construction
	(m)	Incorporation of Exhibits and Schedules
	(n)	Disclosure Schedule

ii

EXHIBITS

Exhibit A	Historical Financial Statements
Exhibit B	Terms of Transition Services Agreement

SCHEDULES

Indebtedness Schedule (§2(b)(ii)(B))
Seller Disclosure Schedule (§3 and §5(h)(i))
Buyer Disclosure Schedule (§4)
Notice Schedule (§10(g))

iii

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement is made as of January 30, 2004, by and among PP Acquisition Corporation, a Delaware corporation (the “Buyer”), Polypore Inc., a Delaware corporation (the “Company”), and the persons listed as Shareholders on the signature pages hereto (collectively referred to herein as “Sellers” and individually as “Seller”). The Buyer, the Company and the Sellers are each referred to in this Agreement as a “Party” and collectively as the “Parties.”

The authorized capital stock of the Company consists of 20,000 shares of Class A Preferred Stock, par value $.01 per share (the “Class A Preferred”), 10,000 shares of Class B-1 Preferred Stock, par value $.01 per share (the “Class B-1 Preferred”), 5,000 shares of Class B-2 Preferred Stock, par value $.01 per share (the “Class B-2 Preferred”), 40,000 shares of Class C Preferred Stock, par value $.01 per share (the “Class C Preferred” and together with the Class A Preferred, Class B-1 Preferred and Class B-2 Preferred, the “Preferred Stock”), 250,000 shares of Class A Common Stock, par value $.01 per share (the “Class A Common”), 50,000 shares of Class B Common Stock, par value $.01 per share (the “Class B Common”) 25,000 shares of Class C Common Stock, par value $.01 per share (the “Class C Common” and together with the Class A Common and Class B Common, the “Common Stock”). The Class B Common and Class C Common are convertible into shares of Class A Common.

As of the date of this Agreement, there are 14,000 outstanding shares of Class A Preferred (the “Preferred Shares”), 141,292 outstanding shares of Class A Common (the “Class A Shares”), 6,040 outstanding shares of Class B Common (the “Class B Shares”) and 7,754 outstanding shares of Class C Common (the “Class C Shares”). The Preferred Shares, Class A Shares, Class B Shares and the Class C Shares are collectively referred to in this Agreement as the “Shares.” There are no shares of Class B-1 Preferred, Class B-2 Preferred, or Class C Preferred outstanding as of the date of this Agreement.

The persons listed as Shareholders on the signature pages hereto (collectively referred to herein as “Shareholders” and individually as a “Shareholder”) own beneficially and of record all of the issued and outstanding Shares. The Buyer desires to purchase from each of the Shareholders, and each of the Shareholders desires to sell to the Buyer, all of the Shares owned by such Shareholder as of the Closing Date, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants contained herein, the Parties agree as follows.

1.            Definitions.

“2003 Audited Financial Statements” means the Company’s audited balance sheet and statements of income, stockholders’ equity and cash flows as of and for the fiscal year ended January 3, 2004.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

“Asbestos” includes chrysotile, amosite, crocidolite, tremolite asbestos, anthophyllite asbestos, actinolite asbestos, asbestos winchite, asbestos richterite, and any of these minerals that have been chemically treated and/or altered and any asbestiform variety, type or component thereof and any Asbestos-Containing Material.

“Asbestos-Containing Material” means any material containing Asbestos, including, without limitation, any Asbestos-containing products, automotive or industrial parts or components, equipment, improvements to real property and any other material that contains asbestos in any chemical or physical form.

“Buyer” has the meaning set forth in the preface above.

“Cash” means cash and cash equivalents (including marketable securities and short term investments and checks received by the Company prior to the Closing Date) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

“Class A Common” has the meaning set forth in the preface above.

“Class A Preferred” has the meaning set forth in the preface above.

“Class A Shares” has the meaning set forth in the preface above.

“Class B Common” has the meaning set forth in the preface above.

“Class B Shares” has the meaning set forth in the preface above.

“Class B-l Preferred” has the meaning set forth in the preface above.

“Class B-2 Preferred” has the meaning set forth in the preface above.

“Class C Common” has the meaning set forth in the preface above.

“Class C Preferred” has the meaning set forth in the preface above.

“Class C Shares” has the meaning set forth in the preface above.

“Closing” has the meaning set forth in §2(b)(i) below.

“Closing Cash Consideration” has the meaning set forth in §2(a) below.

“Closing Date” has the meaning set forth in §2(b)(i) below.

“Closing Transactions” has the meaning set forth in §2(b)(ii) below.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitments” has the meaning set forth in §4(e) below.

“Common Stock” has the meaning set forth in the preface above.

“Company” has the meaning set forth in the preface above.

“Company Representative” has the meaning set forth in §5(k) below.

“Competition Laws” means United States or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including without limitation the Hart-Scott-Rodino Act and the EC Merger Regulation.

“Confidentiality Agreement” has the meaning set forth in §5(g) below.

“Constitutive Documents” means, with respect to any Person, such Person’s articles or certificate of incorporation and by-laws, certificate of formation and limited liability company agreement or operating agreement, trust agreement or other constitutive documents, as applicable.

“Credit Agreement” means that certain Credit Agreement, dated as of December 15, 1999, as amended from time to time, among the Company, Daramic Holdings S.A., Daramic S.A., certain Subsidiaries of the Company, the lenders party thereto and The Chase Manhattan Bank, as Administrative Agent.

“Debt Financing” has the meaning set forth in §4(e) below.

“Disclosure Schedule” has the meaning set forth in §3 below.

“EBITDA” means the sum, for the Company and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the following: (a) net earnings (or loss) after taxes for such period plus (b) amounts deducted from net revenues for such period in determining such net earnings (or loss) on account of (i) interest expense, (ii) federal, state or foreign income taxes and (iii) depreciation and amortization minus (c) non-recurring gains for such period plus (d) non-recurring losses for such period plus (e) any Selling Expenses paid or accrued during such period. Notwithstanding the foregoing, EBITDA shall not include any unrealized foreign currency translation gains or losses resulting from the remeasurement of United States dollar-denominated indebtedness (including, without limitation, the loans outstanding under the Credit Agreement) of any entity into the functional currency of such entity (if such functional currency is a currency other than United States dollars) for financial reporting purposes.

“EC Merger Regulation” means Council Regulation No. 4064/89 of the European Community.

“Employee” means a person employed by the Company or any of its Subsidiaries.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA §3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA §3(1).

“Environmental Law” shall mean any foreign, federal, state, or local law, statute, rule, regulation, order or other requirement of law relating to (A) the manufacture, transport, use, emission, treatment, storage, disposal, exposure, release or threatened release of pollutants, contaminants, chemicals or wastes, or (B) the protection of employee health and safety or the environment (including, without limitation, natural resources, air, and surface or subsurface land or waters).

“Equity Financing” has the meaning set forth in §4(e) below.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Financial Statements” has the meaning set forth in §3(g) below.

“Funded Indebtedness” has the meaning set forth in §2(b)(ii)(B) below.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Hart-Scott-Rodino Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hazardous Substance” means any pollutant, contaminant, chemical, waste, or any other carcinogenic, toxic or hazardous substances or materials, including but not limited to Asbestos or Asbestos Containing Material, petroleum, including crude oil and any fractions thereof, or other wastes, chemicals, substances or materials subject to regulation or remediation under any Environmental Law.

“Indemnified Parties” has the meaning set forth in §6(e) below.

“Intellectual Property” means all patents, patent applications, patent disclosures and inventions; trademarks, service marks, trade dress, logos, trade names, corporate names and Internet domain names, together with all goodwill associated therewith (including all translations, adaptations, derivations and combinations of the foregoing); copyrights and copyrightable works; and registrations, applications and renewals for any of the foregoing.

“Knowledge” means, with respect to (i) the Company, the actual knowledge of Jerry Zucker, Lynn Amos, Frank Nasisi, Stefan Geyler, Brad Reed, Rob Whitsett and Jeff Winkler and (ii) Buyer, the actual knowledge of Kevin Kruse, David Barr and Mike Graff.

“Leased Real Property” has the meaning set forth in §3(l)(ii) below.

“Liquidation Value” shall mean the sum of $1,000, with respect to each outstanding share of Class A Preferred.

“Material Adverse Effect” means, with respect to the Company or its Subsidiaries, an event, occurrence or circumstance that has had or is reasonably likely to have a material adverse effect on the business, assets, financial condition or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that the term “Material Adverse Effect” shall not include any effect attributable to (i) any event, occurrence, circumstance or trend, including but not limited to a diminution in value, relating to the Company or its Subsidiaries, their business, assets, financial condition or results of operations that, to the Knowledge of the Buyer, exist as of the date hereof; (ii) a change (after the date hereof) in law or GAAP or the interpretation thereof that applies generally to the industry in which the Company and its Subsidiaries operate that does not have a disproportionate and adverse effect on the Company and its Subsidiaries; (iii) any change or event relating to the general economy of any nation or region in which the Company or any of its Subsidiaries operates that does not have a disproportionate and adverse effect on the Company and its Subsidiaries; and (iv) any change or event relating to the industries in which the Company or any of its Subsidiaries operates that does not have a disproportionate and adverse effect on the Company and its Subsidiaries.

“Most Recent Balance Sheet” means the balance sheet contained within the Most Recent Financial Statements.

“Most Recent Financial Statements” has the meaning set forth in §3(g) below.

“Most Recent Fiscal Month End” has the meaning set forth in §3(g) below.

“Most Recent Fiscal Year End” has the meaning set forth in §3(g) below.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice.

“Owned Real Property” has the meaning set forth in §3(l)(i) below.

“Party” and “Parties” have the meanings set forth in the preface above.

“Permitted Liens” means (i) mechanic’s, materialmen’s and similar liens arising in the Ordinary Course of Business for sums not yet due and payable, (ii) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings to the extent reserves or other appropriate provisions that are required by GAAP have been made therefore, (iii) purchase money liens and liens securing rental payments under capital lease arrangements, (iv) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money which would not be reasonably expected to have a Material Adverse Effect, (v) zoning, building and other land use laws imposed by any governmental authority; (vi) easements, covenants, conditions, restrictions and other similar matters of record affecting title and such other title defects which would not be reasonably expected to have a Material Adverse Effect, (vii) any matters of record that would be disclosed in a current title commitment which would not be reasonably expected to have a Material

Adverse Effect, (viii) matters that would be disclosed by an accurate survey which would not be reasonably expected to have a Material Adverse Effect; and (ix) with respect to real property located outside of the United States, any other liens, encumbrances, restrictions or other defects customarily accepted by buyers in such jurisdiction which would not be reasonably expected to have a Material Adverse Effect.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof).

“Plans” has the meaning set forth in §3(r)(i) below.

“Preferred Shares” has the meaning set forth in the preface above.

“Preferred Stock” has the meaning set forth in the preface above.

“Real Property Leases” has the meaning set forth in §3(l)(ii) below.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Stockholders Agreement” means that certain Stockholders Agreement, dated November 18, 1994, among the Company and the Stockholders of the Company listed therein, as amended.

“Security Interest” means any mortgage, pledge, lien, encumbrance, charge or other security interest.

“Seller” and “Sellers” have the meanings set forth in the preface above.

“Selling Expenses” means the fees, expenses, charges and other payments incurred or otherwise payable by the Company or any of its Subsidiaries specifically related to the transactions contemplated by this Agreement, which shall include, without limitation, (a) the fees, expenses, charges and other payments to counsel, accountants, financial advisors or investment bankers of the Company and its Subsidiaries arising out of the transactions contemplated by this Agreement, (b) all amounts due to any employee or consultant of the Company or its Subsidiaries in respect of any stay bonuses, severance payments, change of control payments or other similar payments arising (i) solely from the consummation of the transactions contemplated by this Agreement (provided that amounts due in respect of any stay bonuses and other similar payments shall be deemed to arise solely from the consummation of the transactions contemplated by this Agreement) and (ii) that do not require any subsequent action by the Buyer, the Company or any Subsidiary following the Closing to make such amounts due, including termination of the employment of such person , (c) any premium, make whole payment or similar penalties due to any lender of the Company or its Subsidiaries arising from the transactions contemplated hereby, including repayment of the Funded Indebtedness, and (d) the net amount of any prepayments of Funded Indebtedness made after January 3, 2004, including any premium, make whole payment or similar penalties relating thereto.

“Shareholder” and “Shareholders” have the meanings set forth in the preface above.

“Shares” has the meaning set forth in the preface above.

“Subsidiary” means any corporation, limited liability company, partnership or other entity with respect to which a specified Person (or a Subsidiary thereof) owns, directly or indirectly, a majority of the common stock or equity interests or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors or managers, as the case may be.

“Tax” or “Taxes” mean all federal, state, local and foreign net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, together with interest and any penalties.

“Termination Date Extension Event” means the occurrence and continuation of any of the following to Frank Nasisi (a) his death, (b) his resignation as chief operating officer of the Company or (c) if, as a result of health reasons, he experiences a meaningful deterioration in the performance of his duties as chief operating officer compared to his past performance and activity level.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Income Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction” has the meaning set forth in §5(1) below.

2.             Basic Transaction.

(a) Purchase and Sale of the Shares. At the Closing, upon the terms and subject to the conditions set forth in this Agreement, each of the Sellers shall sell, assign, transfer and convey to the Buyer, and the Buyer shall purchase and acquire from each of the Sellers, all of the Shares owned by such Seller free and clear of any Security Interests, against payment at the Closing of an aggregate amount equal to the portion of the Closing Cash Consideration set forth below.

The term “Closing Cash Consideration” means (i) $1,150,000,000, minus (ii) all principal and accrued interest in respect of the Funded Indebtedness of the Company and its Subsidiaries outstanding immediately prior to the Closing Date that will be repaid pursuant to §2(b)(ii)(B) on the Closing Date, plus the amount of Cash of the Company and its Subsidiaries determined on a consolidated basis on January 3, 2004 as reflected on the 2003 Audited Financial Statements, minus the aggregate amount of the Selling Expenses (determined without any duplication related to Funded Indebtedness). Closing Cash Consideration shall be subject to a one-time reduction in the amount of the sum of (A) any accrued current Taxes incurred in and payable for the fiscal year ended January 3, 2004 as reflected on the 2003 Audited Financial Statements plus (B) in the event the Company receives written notice from the IRS prior to the Closing Date that the IRS has disallowed the Company’s §338(g) election with respect to the purchase of stock described in §(3)(k) of the Disclosure Schedule, an amount equal to the Taxes the Company would be obligated to pay as a result of failing to make a timely §338(g) election with respect to such purchase, without taking into account the transactions contemplated by this Agreement; provided that the amount of the one-time reduction for amounts under clauses (A) and (B) shall in no event exceed $12.5 million in the aggregate. Closing Cash Consideration shall also be subject to a one-time reduction if the EBITDA as derived from the 2003 Audited Financial Statements (“2003 EBITDA”) is less than $124.3 million, but greater than $119.3 million, by an amount equal to the product of (x) 8.65 times (y) the difference of $124.3 million minus the greater of (A) 2003 EBITDA and (B) $119.3 million; provided, that the amount of clause (y) shall not, in any event, exceed more than $5.0 million, and the reduction in Closing Cash Consideration shall not, in any event, exceed $43.25 million.

The Closing Cash Consideration shall be allocated among the Sellers holding Class A Preferred, in amounts equal to the product of (i) the number of shares of Class A Preferred held by each such Seller multiplied by (ii) the Liquidation Value thereof, plus (iii) all accrued and unpaid dividends thereon, with the remaining Closing Cash Consideration to be allocated among the Shareholders in proportion to their respective holdings of Class A Shares (or rights to acquire Class A Shares).

(b) The Closing.

(i)            The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York at 10:00 a.m. on the second business day following full satisfaction or due waiver of all of the closing conditions set forth in §7 hereof (other than those to be satisfied at the Closing) or at such other location or on such other date as is mutually agreeable to the Buyer and the Sellers. The date and time of the Closing are herein referred to as the “Closing Date.”

(ii)           Subject to the terms and conditions set forth in this Agreement, the Parties hereto shall consummate the following transactions (the “Closing Transactions”) on the Closing Date:

(A)          the Buyer shall deliver to each of the holders of Shares such Shareholder’s portion of the Closing Cash Consideration (as determined in accordance with §2(a) herein), by wire transfer of immediately available funds to one or more accounts designated by the Sellers to the Buyer prior to the Closing;

(B)           the Buyer shall repay, or cause to be repaid, on behalf of the Company and its Subsidiaries all amounts necessary to discharge fully the then outstanding balance of all indebtedness for borrowed money, including the indebtedness listed on the attached Indebtedness Schedule (such amount, in the aggregate, the “Funded Indebtedness;” provided that Funded Indebtedness shall not include any indebtedness of Buyer or any indebtedness of the Company or any of its Subsidiaries incurred to finance the Closing Cash Consideration) by wire transfer of immediately available funds as directed by the holders of the Funded Indebtedness at or prior to the Closing, and the Company shall deliver to the Buyer all appropriate payoff letters and shall make arrangements reasonably satisfactory to the Buyer for such holders to deliver releases and canceled notes at the Closing;

(C)           the Sellers shall deliver to the Buyer certificates, duly endorsed in blank or accompanied by duly executed stock powers, representing all Shares of the Company issued and outstanding as of the Closing;

(D)          the Buyer, the Company and the Sellers shall make such other deliveries as are required by and in accordance with §7 hereof.

3.             Representations and Warranties of the Company and the Sellers. The Company, with respect to the Company and its Subsidiaries, as applicable, and each Seller, severally with respect to itself and not jointly with respect to any of the other Sellers, hereby represent and warrant to the Buyer that the statements contained in this §3 are correct and complete as of the date of this Agreement and shall be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §3), except as set forth in the disclosure schedule accompanying this Agreement (the “Disclosure Schedule”). The Disclosure Schedule shall be arranged in paragraphs corresponding to the lettered paragraphs contained in this §3; provided, however, that any event, fact or circumstance disclosed in any lettered paragraph of the Disclosure Schedule shall be deemed to be a disclosure for purposes of all other lettered paragraphs of the Disclosure Schedule, to the extent the applicability of such disclosure is reasonably ascertainable.

(a)  Authorization of Transaction.  The Company has full corporate power and authority and each Seller has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement constitutes the valid and legally binding obligation of the Company and each Seller, enforceable in accordance with its terms and conditions.

(b)  Noncontravention.  Other than as set forth on §3(b) of the Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, shall (i) violate any statute, regulation, rule, injunction, judgment, order, decree or ruling of any government, governmental agency or court to which any of the Sellers, the Company or its Subsidiaries is subject or any provision of the Constitutive Documents of any of the Sellers, the Company or its Subsidiaries or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice or consent under any agreement, contract, lease, license or instrument to which any of the Sellers, the Company or any of its Subsidiaries is a party or by which any of them are bound or to which any of their assets are subject, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation or failure to give notice would not have a Material Adverse Effect or a material adverse effect on the ability of the Sellers, the Company or any of its Subsidiaries to consummate the transactions contemplated by this Agreement.  Except for applicable requirements of Competition Laws, including the Hart-Scott-Rodino Act and the EC Merger

Regulation, none of the Sellers, the Company or its Subsidiaries is required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any government or governmental agency in order for the Sellers and the Company to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file or to obtain any authorization, consent or approval would not have a Material Adverse Effect or a material adverse effect on the ability of the Sellers or the Company to consummate the transactions contemplated by this Agreement.

(c)  Brokers’ Fees.  Neither the Sellers, the Company nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder or investment banker with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated, except for the fee of J.P. Morgan Securities Inc.

(d)  Title.  Other than as set forth on §3(d) of the Disclosure Schedule, the Company or one of its Subsidiaries has good and valid title to, or a valid leasehold interest in, the material tangible personal property that is reflected on the Most Recent Balance Sheet, free and clear of any Security Interest other than Permitted Liens.

(e)  Capitalization.  §3(e) of the Disclosure Schedule sets forth for the Company (A) the number of shares of authorized capital stock of each class of its capital stock, (B) the number of issued and outstanding shares of each class of its capital stock, and (C) the number of shares of its capital stock held in treasury. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect. The Company has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. All of the issued and outstanding shares of capital stock of the Company have been duly authorized and are validly issued, fully paid and nonassessable.  Each Shareholder holds of record and owns beneficially all of his or its Shares of the Company, free and clear of any restrictions on transfer and Security Interests (other than restrictions under the Securities Act and state securities laws and the Stockholders Agreement). Except as set forth on §3(e) of the Disclosure Schedule, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require any Shareholder to sell, transfer or otherwise dispose of any capital stock of the Company or that could require the Company to issue, sell or otherwise cause to become outstanding any of its capital stock (in each case, other than this Agreement and the Stockholders Agreement).  There are no outstanding stock appreciation, phantom stock or similar rights with respect to the Company.  Except for the Stockholders Agreement, there are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of the Company.

(f)  Subsidiaries. The Company does not have any ownership interest in any corporation, partnership, limited liability company, joint venture or other Person other than those entities set forth on §3(f) of the Disclosure Schedule.  Other than as set forth on §3(f) of the Disclosure Schedule and other than director qualifying shares, all of the equity interests of such entities are owned directly or indirectly by the Company.  All of the issued and outstanding shares of common stock or equity interests of each of the Company’s Subsidiaries have been duly authorized, validly issued and are fully paid and nonassessable and are owned beneficially and of record by the Company or another Subsidiary free and clear of all liens, claims or other encumbrances or rights of third parties other than liens and encumbrances relating to the Credit Agreement. There are no outstanding options, warrants or rights to purchase or acquire any capital stock or other equity interests of any of its Subsidiaries, and there are no contracts, commitments, understandings, arrangements or restrictions by which the Company or any of its Subsidiaries is bound to sell or issue any additional shares of capital stock or equity interests of such Subsidiary.

(g)  Financial Statements.  Attached hereto as Exhibit A are the following financial statements (collectively the “Financial Statements”): (i) the Company’s audited balance sheet and statements of income, stockholders’ equity and cash flows as of and for the year ended December 29, 2001 and December 28, 2002 (the “Most Recent Fiscal Year End”) and (ii) the Company’s unaudited balance sheet and statements of income and cash flows (the “Most Recent Financial Statements”) as of and for the period beginning December 29, 2002 and ended November 30, 2003 (the “Most Recent Fiscal Month End”). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly in all material respects the financial condition of the Company as of such dates and the results of operations of the Company for such periods, provided that the Most Recent Financial Statements are subject to normal year end adjustments and lack footnotes and other presentation items.

(h)  Absence of Certain Developments.  Except as set forth on §3(h) of the Disclosure Schedule or otherwise contemplated by this Agreement, since the Most Recent Fiscal Month End, there has not been any Material Adverse Effect. In addition to the foregoing, since that date and except as set forth on §3(h) of the Disclosure Schedule, the Company and its Subsidiaries have operated in the Ordinary Course of Business and neither the Company nor any of its Subsidiaries has:

(i)            borrowed any amount or incurred any material liabilities, except amounts borrowed or liabilities incurred in the Ordinary Course of Business or under contracts entered into in the Ordinary Course of Business;

(ii)           mortgaged, pledged or subjected to any material lien, charge or other encumbrance, any material portion of its assets, except for Permitted Liens arising in the Ordinary Course of Business;

(iii)          sold, assigned, licensed or transferred any Owned Real Property, Leased Real Property or any material portion of its other tangible assets, except in the Ordinary Course of Business;

(iv)          sold, assigned or transferred any material patents, trademarks, trade names, copyrights, trade secrets or other intangible assets;

(v)           made any material capital expenditures or commitments therefor outside the Ordinary Course of Business or failed to make any material capital expenditures that otherwise would have been made in the Ordinary Course of Business;

(vi)          entered into, materially amended or modified, or waived any material rights with respect to, any material agreement, contract, lease or license outside the Ordinary Course of Business;

(vii)         issued, sold or transferred any of its equity securities, securities convertible into its equity securities or warrants, options or other rights to acquire its equity securities, or any notes, bonds or debt securities;

(viii)        declared or paid any dividend, made any distribution on its capital stock or equity interests, redeemed or purchased any shares of its capital stock or equity interests, or paid any management or other fees to any Shareholder or any Affiliates of any Shareholder; provided, that the Company may pay a cash dividend to the Shareholders as long as the amount of such cash dividend is obtained solely from either (A) Cash of the Company existing on January 3, 2004 and deducted from the definition of Closing Cash Consideration or (B) Funded Indebtedness of the Company that is repaid at or prior to the Closing (including any interest, expenses or fees incurred in connection with the borrowing), and the payment of such cash dividend does not subject the Company to any adverse Tax consequences, including any withholding Tax obligation;

(ix)           increased the compensation of any officer or other key management employee, or entered into any material employment, severance, bonus or consulting agreement or other material compensation agreement or caused or suffered any cancellation or material amendment thereof, other than cost of living or merit increases granted in the Ordinary Course of Business;

(x)            waived, released, cancelled or forgiven any debts, claims or rights (or series of debts, claims or rights) involving, individually or in the aggregate, consideration in excess of $500,000;

(xi)           (A) acquired (by merger, consolidation, acquisition of stock, other securities or assets or otherwise), (B) made a capital investment in, (C) made a loan advance or agreement to loan or advance to, (D) entered into any joint venture, partnership or other similar arrangement for the conduct of business with, or (E) guaranteed any indebtedness for borrowed money of, any Person or any portion of the assets of any Person that constitutes a division or operating unit of such Person;

(xii)          suffered any theft, damage, destruction or casualty loss affecting its business or any of their respective assets in excess of $250,000 in any single instance or $500,000 in the aggregate, whether or not covered by insurance;

(xiii)         paid, discharged, cancelled, compromised or satisfied any material liability other than any such payment, discharge, cancellation, compromise or satisfaction made in the Ordinary Course of Business;

(xiv)        commenced or settled any material legal, administrative or arbitral proceeding;

(xv)         made or changed any material Tax election, filed any amended material Tax Return, entered into any material closing agreement or settled any material Tax claim or assessment, surrendered any right to claim a refund of Taxes or consented to any extension or waiver of the limitation period applicable to any material Tax claim or assessment;

(xvi)        between November 30, 2003 and January 3, 2004, either failed to manage its working capital in the Ordinary Course of Business or suffered any material reduction in working capital not in the Ordinary Course of Business; or

(xvii)       committed to do any of the foregoing.

(i)  Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liability (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), except for (i) liabilities set forth on the Most Recent Balance Sheet (including any notes thereto), (ii) liabilities under agreements, contracts, leases, licenses and other arrangements (x) listed in §3(m)(i) or §3(n) of the Disclosure Schedule or (y) that were entered into in the Ordinary Course of Business since November 30, 2003 that are not required to be listed on the Disclosure Schedules, (iii) liabilities reflected on the Disclosure Schedule, (iv) liabilities that have arisen in the Ordinary Course of Business, since November 30, 2003, and (v) liabilities that, individually or in the aggregate, would not have a Material Adverse Effect. Except as otherwise disclosed in the Financial Statements, none of the Company or any of its Subsidiaries is directly or indirectly liable upon or with respect to (by discount, repurchase agreements or otherwise), or obliged in any other way to provide funds in respect of, or to guarantee or assume, any debt, obligation or dividend of any Person other than the Company or any of its wholly-owned Subsidiaries, except endorsements in the ordinary course of business in connection with the deposit, in banks or other financial institutions, of items for collection.  Except as otherwise disclosed in the Financial Statements, neither the Company nor any of its Subsidiaries has any obligation for borrowed money, any obligation that is evidenced by any note or other similar instrument or any capitalized lease obligation.

(j)  Legal Compliance.

(i)            Except as set forth on §3(j) of the Disclosure Schedule, the Company and its Subsidiaries are in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of federal, state, local and foreign governments (and all agencies thereof), except where the failure to comply would not have a Material Adverse Effect. Except as set forth on §3(j) of the Disclosure Schedule, neither of the Company nor any of its Subsidiaries has received any communication (written or, to the Knowledge of the Company, oral) from any governmental authority or any other Person that alleges that either of the Company or any of its Subsidiaries is not in compliance with all applicable foreign, federal, state or local laws, rules or regulations, except where such communication alleges a failure to comply that would not reasonably be expected to have a Material Adverse Effect.

(ii)           The Company and its Subsidiaries have obtained each material permit, approval, consent, authorization, license, variance, or permission required under any applicable statutes, laws, ordinances, rules, orders and regulations of federal, state, local and foreign governments (and all agencies thereof) that is necessary or appropriate for the operations of the Company and its Subsidiaries, except in the case where the failure to have such permit, approval, consent, license, variance or permission would not reasonably be expected to have a Material Adverse Effect. Each such material permit, approval, consent, authorization, license, variance, and permission, is in full force and effect and no proceeding is pending or, to the Knowledge of Sellers, threatened, to revoke or limit any such permit, approval, consent, authorization, license, variance, or permission, except for failures to be in full force and effect, revocations or limitations that would not reasonably be expected to have a Material Adverse Effect. Except as set forth in §3(j) of the Disclosure Schedule:

(A)          the Company or its Subsidiaries (as applicable) is, and at all times since November 30, 2003 have been, in compliance with all of the terms and requirements of each such material permit, approval, consent, authorization, license, variance, and permission, except where failure to comply would not reasonably be expected to have a Material Adverse Effect; and

(B)           since November 30, 2003, neither the Sellers nor the Company or its Subsidiaries has received any communication (written or oral) from any governmental authority or any other Person regarding (y) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any such material permit, approval, consent, authorization, license, variance, or permission, or (z) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any such permit, approval, consent, authorization, license, variance, or permission, except where such communication relates to matters that would not reasonably be expected to have a Material Adverse Effect.

(k)  Tax Matters. Except as set forth on §3(k) of the Disclosure Schedule:

(i)            Each of the Company and its Subsidiaries has timely filed all material Tax Returns required to be filed by it, and each of the Company and its Subsidiaries has paid all material Taxes due and payable by it.

(ii)           No material deficiency or proposed adjustment relating to Taxes that has not been resolved or settled has been proposed, asserted or assessed by any taxing authority against the Company or any of its Subsidiaries.

(iii)          The Company and its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(iv)          §3(k) of the Disclosure Schedule lists those Tax Returns that currently are the subject of audit or for which written notice of intent to audit has been received. The Company has made available to the Buyer copies of all Tax Returns filed and all examination reports and written statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries since January 1, 2001.

(v)           Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.

(vi)          Neither the Company nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement with any Person.

(vii)         No claim has been made by any Tax authority in a jurisdiction where the Company (or any of its Subsidiaries, as applicable) does not currently file a Tax Return that it is or may be subject to Tax by such jurisdiction.

(viii)        None of the Company or any of its Subsidiaries has any outstanding request for an extension of time within which to pay any material Taxes or file any material Tax Returns.

(ix)           None of the Company or any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in (A) the payment of any “excess parachute payment” within the meaning of § 280G of the Code or (B) the loss of any deduction under § 162(m) of the Code.

(x)            The Company is not, and has not been at any time during the applicable period specified in § 897(c)(l)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of § 897(c)(2) of the Code.

(1)  Real Property and Assets.

(i)            §3(l)(i) of the Disclosure Schedule lists and describes briefly all real property owned by the Company or any of its Subsidiaries (the “Owned Real Property”). With respect to each such parcel of Owned Real Property and except for matters that would not be reasonably expected to have a Material Adverse Effect or as otherwise disclosed on §3(l)(i) of the Disclosure Schedule: (a) the Company or its Subsidiaries has good and marketable fee simple title to the parcel and the improvements located thereon, free and clear of all Security Interests, except Permitted Liens; (b) there are no leases, subleases, options or other agreements, written or oral, granting to any party or parties the right of use or occupancy or the right to otherwise obtain title of such parcel or any portion thereto (except for which public notice has been provided or has been disclosed in a survey); and (c) there are no parties (other than the Company and/or any of its Subsidiaries) who are in possession of or who are using any such parcel.

(ii)           §3(l)(ii) of the Disclosure Schedule lists all real property leased or subleased by the Company and/or any of its Subsidiaries (the “Leased Real Property”). The Company has made available to the Buyer a correct and complete copy of the leases and subleases and all material amendments for the Leased Real Property (the “Real Property Leases”). To the Knowledge of the Company, each lease and sublease for the Leased Real Property is valid, binding, enforceable and in full force and effect in all material respects, and neither the Company nor any of its Subsidiaries has received a current notice of default under any such lease or sublease and the Company has not received any notice indicating that any other party to such leases is in material default, except where the invalidity, nonbinding nature, unenforceability, ineffectiveness or default would not be reasonably expected to have a Material Adverse Effect.

(iii)          The Leased Real Property and Owned Real Property comprise all of the material real property currently used in connection with the conduct of the business of the Company and any of its Subsidiaries.

(m)  Intellectual Property.

(i)            §3(m)(i) of the Disclosure Schedule identifies each patent or registered Intellectual Property, or application therefor, owned by the Company or any of its Subsidiaries, and each material written license or other agreement or material oral agreement that would be reasonably considered to exist (excluding off-the-shelf software license agreements) pursuant to which the Company or any of its Subsidiaries has granted to any third party, or has been granted by any third party, any rights in the Intellectual Property.

(ii)           With respect to each material item of Intellectual Property other than the license agreements identified in §3(m)(i) of the Disclosure Schedule, and except as otherwise indicated on §3(m)(i) of the Disclosure Schedule:

(A)          the Company and/or its Subsidiaries owns all right, title and interest in and to such item of Intellectual Property, free and clear of any Security Interest, license or other restriction;

(B)           to the Knowledge of the Company, such item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling or charge; and

(C)           no action, suit, proceeding, hearing, investigation, written claim or written demand is pending or, to the Knowledge of the Company, is threatened which challenges the legality, validity, enforceability, use or ownership of such item of Intellectual Property;

(iii)           With respect to each agreement identified in §3(m)(i) of the Disclosure Schedule:

(A)          neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any other party to any such agreement is in material breach or default thereof; and

(B)           neither the Company nor any of its Subsidiaries has repudiated any provision thereof, nor has the Company received any notice that any other party to any such agreement has repudiated any provision thereof; and

(C)           each such agreement is in full force and effect as to the Company or any of its Subsidiaries, and the Company has not received any notice that would indicate that any such agreement is not in full force and effect as to each other party thereto.

(iv)          Neither the Company nor any of its Subsidiaries has received notice of any claim that it is infringing the Intellectual Property of any third party that would have a material effect on the Company or its Subsidiaries, and the Company has no Knowledge of any infringement by any third party of any material Intellectual Property owned or used by the Company or any of its Subsidiaries.

(n)  Contracts.  §3(n) of the Disclosure Schedule lists the following written agreements, or material oral agreements that would be reasonably considered to exist that were entered into and known by the Company, to which the Company or its Subsidiaries is a party:

(i)            any agreement for the lease of personal or real property to or from any Person providing for lease payments in excess of $1,000,000 per annum;

(ii)           any agreement for the purchase of products or services (in each case, other than agreements evidenced by purchase orders), under which the undelivered balance of such products and services has a selling price in excess of $2,500,000;

(iii)          any agreement for the sale of products or services (in each case, other than agreements evidenced by purchase orders), under which the undelivered balance of such products or services has a sales price in excess of $2,500,000;

(iv)          any agreement concerning a partnership or joint venture;

(v)           any agreement under which it has created, incurred, assumed or guaranteed any indebtedness for borrowed money in excess of $1,000,000 or any capitalized lease obligation, in excess of $250,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

(vi)          any non-competition agreement which materially restricts the ability of the Company or any of its Subsidiaries to freely conduct its business;

(vii)         any agreement with any of the Sellers and their Affiliates which will survive the Closing, the default of which would result in a Material Adverse Effect;

(viii)        any collective bargaining agreement;

(ix)           any agreement for employment on a full-time, part-time, consulting or other basis with respect to any individual who received total compensation in 2002 in excess of $250,000 or who has an annual base compensation for 2003 in excess of $250,000, or any agreement providing severance benefits to any such person in excess of $250,000;

(x)            any agreement under which it has advanced or loaned any amount to any of its directors, officers, managers and Employees outside the Ordinary Course of Business;

(xi)           any other agreement, the default of which would result in a Material Adverse Effect; or

(xii)          any agreement regulating or controlling or otherwise affecting the voting or disposition of any capital stock or other proprietary interest of the Company or any of its Subsidiaries and any shareholder agreement or agreement relating to the issuance of any securities of the Company or any of its Subsidiaries or the granting of any registration rights with respect thereto and which agreement does not terminate at or prior to Closing.

The Company has made available to the Buyer a correct and complete copy of each written agreement or a summary of each material oral agreement listed in §3(n) of the Disclosure Schedule. Each such agreement is a valid and binding agreement of the Company or one of its Subsidiaries, as the case may be, and is in full force and effect and the Company has not received any notice that any such agreement is not a valid and binding agreement of each other party thereto. Neither the Company nor any of its Subsidiaries, and the Company has not received any notice that any other Person party thereto, is in default under any such agreements, and no event has occurred, or, to the Knowledge of the Company, is alleged to have occurred, which constitutes or with lapse of time or giving of notice or both, would constitute a default under any such agreement, except, in each case, for such defaults which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(o)  Insurance. §3(o) of the Disclosure Schedule describes each material insurance policy maintained by or on behalf of the Company or any of its Subsidiaries. All of such insurance policies are in full force and effect, and to the Knowledge of the Company, the Company and its Subsidiaries are not in material default with respect to their obligations under any of such insurance policies. To the Company’s Knowledge, there are no material claims by the Company or any of its Subsidiaries under any of such policies relating to the business, assets or properties of the Company or its Subsidiaries as to which any insurance company is denying liability or defending under a reservation of rights or similar clause.

(p)  Litigation. §3(p) of the Disclosure Schedule sets forth each instance in which the Company or any of its Subsidiaries or any of their respective property and assets (i) is subject to any outstanding injunction, judgment, order, decree or ruling or (ii) is a party or, to the Knowledge of the Company, is threatened to be made a party, to any action, suit, proceeding, hearing or investigation of, in or before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator, except where such injunction, judgment, order, decree, ruling, action, suit, proceeding, hearing or investigation is not reasonably expected to have a Material Adverse Effect.

(q)  Employees. §3(q) of the Disclosure Schedule sets forth each material collective bargaining agreement or similar written understanding to which the Company or any of its Subsidiaries is a party. Except as set forth in §3(q) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is currently experiencing, or has experienced within the past three years, (i) any strike, picketing, or work stoppage, or (ii) any material grievance, claim of unfair labor practices or other collective bargaining dispute, and, to the Knowledge of the Company, nothing contained in clauses (i) and (ii) have been threatened with respect to any employees employed by the Company or any of its Subsidiaries. The Company believes that its employee relations are satisfactory.

(r)  Employee Benefits.

(i)            §3(r) of the Disclosure Schedule sets forth all of the current material Employee Pension Benefit Plans, Employee Welfare Benefit Plans and all other material employee benefits, compensation and fringe benefit plans, policies and programs maintained or contributed to by the Company or any of its Subsidiaries with respect to current or former employees of the Company or any of its Subsidiaries (the “Plans”). The Company has provided or made available to the Buyer (a) a copy of each of the Plans, including all amendments thereto, (b) any trust agreements thereunder, (c) each summary plan description, (d) the most recent favorable determination letter issued by the Internal Revenue Service, if applicable, and (3) the most recent actuarial valuation with respect to any Plan covered by Title IV of ERISA.

(ii)           Each Plan is in compliance in all material respects with the applicable requirements of law, including, if applicable, ERISA and the Code.

(iii)          Each Plan which is intended to qualify under §401 (a) of the Code has received a favorable determination letter that it is so qualified, and, to the Knowledge of the Company, there exist no facts or circumstances which would cause any of such favorable determination letters to be revoked.

(iv)          All material contributions required to have been made by the Company or any of its Subsidiaries to any Plan under the terms of any such Plan or pursuant to any applicable collective bargaining agreement or applicable law (including, without limitation, ERISA and the Code) have been timely made in all material respects.

(v)           Except as set forth on §3(r)(v) of the Disclosure Schedule, none of the Plans is a “multiemployer plan” as defined in Section 3(37) of ERISA, and neither the Company nor any of its Subsidiaries has withdrawn at any time within the preceding six years from any multiemployer plan, and incurred any material withdrawal liability which remains unsatisfied.

(vi)          No Plan that is subject to Section 302 of ERISA or Section 412 of the Code has incurred any material “accumulated funding deficiency” within the meaning of Section 302 of ERISA or Section 412 of the Code, whether or not waived, and no material liability (other than for annual premiums) to the Pension Benefit Guaranty Corporation has been incurred by the Company or any of its Subsidiaries with respect to any such Plan. There has been no “reportable event” within the meaning of Section 4043 of ERISA with respect to any Plan subject to Title IV of ERISA which would require the giving of notice or any other event requiring disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA.

(vii)         Neither the Company nor any of its Subsidiaries has incurred any material liability pursuant to Title IV of ERISA as a result of any of them being treated as a single employer, within the meaning of Section 414(b) or 414(c) of the Code, with any other trade or business other than the Company or any of its Subsidiaries, and to the Knowledge of the Company, no facts exist which could reasonably form the basis for any such material liability.

(viii)        Except as set forth on §3(r)(viii) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries or any Plan has any present or future obligation to make any material payment to, or with respect to any present or former employee of the Company or any of its Subsidiaries pursuant to, any retiree medical benefit plan.

(ix)           The most recent actuarial report prepared for each Plan covered by Title IV of ERISA accurately sets forth the fair value of the assets and liabilities, based on the actuarial assumptions contained in such report, of each such Plan, and, since the date of such report, no event has occurred that has had, or would reasonably be expected to have, a material adverse effect on the funded status of any such Plan.

(s)  Environmental Matters.

(i)            Except as described in or referred to in the reports and other documents listed in §3(s) of the Disclosure Schedule or as otherwise disclosed in §3(s) of the Disclosure Schedule, each of the Company and its Subsidiaries is in material compliance with all applicable Environmental Laws. The Company and its Subsidiaries have obtained, and are in material compliance with, all material permits and authorizations required under applicable Environmental Laws.

(ii)           Except as described in or referred to in the reports and other documents listed in §3(s) of the Disclosure Schedule or as otherwise disclosed in §3(s) of the Disclosure Schedule, and except for such releases as occur pursuant to environmental permits or as otherwise authorized by Environmental Laws, to the Knowledge of the Company: (A) there are and have been no material releases or threatened releases of Hazardous Substances at, on, or into any real property currently owned or leased by the Company or its Subsidiaries, and (B) there are and have been no material releases or threatened releases of Hazardous Substances at, on, or into any real property formerly owned or leased, by the Company or its Subsidiaries that could, in either (A) or (B), be reasonably expected to result in liability, expense or obligation of the Company or its Subsidiaries of $5.0 million or more, individually or in the aggregate, under any Environmental Law.

(iii)          Except as described in or referred to in the reports and other documents listed in §3(s) of the Disclosure Schedule or as otherwise disclosed in §3(s) of the Disclosure Schedule, none of the Company and any of its Subsidiaries is a party, whether as a direct signatory or as successor, assign or, to the Knowledge of the Company, otherwise bound, to any agreement under which the Company or its Subsidiaries is obligated by any representation, warranty, indemnification, covenant, restriction or other undertaking concerning compliance with Environmental Laws that could be reasonably expected to result in material liability, expense or obligation of the Company or its Subsidiaries.

(iv)          Except as described in or referred to in the reports and other documents listed in §3(s) of the Disclosure Schedule or as otherwise disclosed in §3(s) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has received from any governmental authority or other party any written notice of violation or alleged violation of, non-compliance with, liability or potential liability under Environmental Laws, other than notices in respect of violations, non-compliance or liability that would not be reasonably expected to have a Material Adverse Effect.

(v)           The Company and its Subsidiaries have not owned or operated at any property or facility except those set forth or referenced on §3(s) of the Disclosure Schedule; provided, that the Company makes no representation or warranty under this clause (v) with regard to any property or facility prior to its acquisition by the Company or its Subsidiaries or with respect to any property or facility owned by a Subsidiary prior to the acquisition of such Subsidiary by the Company or its Subsidiaries.

(vi)          Except as described in or referred to in the reports and other documents listed in §3(s) of the Disclosure Schedule or as otherwise disclosed in §3(s) of the Disclosure Schedule, no judicial proceeding or governmental or administrative action is pending or, to the Knowledge of the Company, threatened, under any Environmental Law pursuant to which the Company or any of its Subsidiaries is or is reasonably expected to be named as a party and which, if adversely determined, would reasonably be expected to result in a Material Adverse Effect.

(vii)         Except as described in or referred to in the reports and other documents listed in §3(s) of the Disclosure Schedule or as otherwise disclosed in §3(s) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has entered into any agreement with any party or is subject to any order or decree from any governmental authority pursuant to which the Company or any of its Subsidiaries has assumed responsibility for the remediation of any condition resulting from the release, treatment, storage or disposal of Hazardous Substances, except for any such agreements, orders or decree that has been fully satisfied, discharged, or otherwise terminated and no longer poses a material threat of liability, expense or obligation to the Company and its Subsidiaries or the performance of which would not be reasonably expected to result in a Material Adverse Effect.

(viii)        The Company has provided or made available to Buyer or its representatives copies of all (i) material notices, demands, claims or actions against the Company or the Subsidiaries pursuant to any Environmental Law and (ii) material reports and documentation, in each case issued in the past three years and within the Company’s or any of its Subsidiaries possession, related to all material investigations, audits or assessments of environmental conditions at any property or facility that the Company or any of its Subsidiaries owns or operates or the Company’s or any of its Subsidiaries’ compliance with Environmental Law.

(ix)           Except as described in or referred to in the reports and other documents listed in §3(s) of the Disclosure Schedule or as otherwise disclosed in §3(s) of the Disclosure Schedule, to the Knowledge of the Company, there are no Asbestos-Containing Materials contained in the Company’s products. There is no pending or, to the Company’s Knowledge, threatened claim against the Company or any of its Subsidiaries involving, relating to, or arising out of Asbestos or any Asbestos-Containing Material or the exposure to or release thereof.

(x)            This §3(s) contains the sole and exclusive representations and warranties of the Company and the Sellers with respect to any environmental matters (with respect to the Company and its Subsidiaries), including, without limitation, any arising under any Environmental Requirements or relating to Hazardous Substances.

(t)  Certain Business Relationships with the Company. Except as disclosed in the notes to the Financial Statements or §3(t) of the Disclosure Schedule, none of the Sellers or any of their respective Affiliates or any officer or director of the Company or any of its Subsidiaries have been involved in any material business arrangement or relationship with the Company or any of its Subsidiaries within the past 24 months, other than in his, her or its capacity as a director, officer, employee or securityholder of the Company or any of its Subsidiaries.

(u)  Products Liability. Except as set forth on §3(u) of the Disclosure Schedule, there are not presently pending or, to the Knowledge of the Company, threatened, civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings or demand letters relating to any alleged hazard or alleged defect in design, manufacture, materials or workmanship including, without limitation, any failure to warn or alleged breach of express or implied warranty or representation, relating to any product manufactured, distributed or sold by or on behalf of the Company or any of its Subsidiaries that would individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. §3(u) of the Disclosure Schedule sets forth a true and complete list of all material product recalls or material written post-sales warnings involving a product line of the Company or its Subsidiaries, as opposed to warranty claims in the Ordinary Course of Business (“Recalls”) and any pending investigations being conducted by the Company, any of its Subsidiaries or, to the Company’s Knowledge, by any other Person or governmental or regulatory agency concerning a material Recall relating to any product manufactured, distributed or sold by or on behalf of the Company or any of its Subsidiaries.

(v)  Customers and Suppliers. §3(v) of the Disclosure Schedule sets forth a true and correct list of (a) the 10 largest customers of the Company and its Subsidiaries on a consolidated basis in terms of gross sales during the nine month period ended September 27, 2003 and (b) the 10 largest suppliers of the Company and its Subsidiaries on a consolidated basis in terms of gross purchases during the nine month period ended September 27, 2003. Except as otherwise set forth on § 3(v) of the Disclosure Schedule, there are no ongoing discussions or negotiations with any of the customers or suppliers involving or in respect of any material price increases in any of the Company’s or any Subsidiary’s inputs or material price or volume decreases in any of the Company’s or any Subsidiary’s outputs, in either case, the net effect of which could reasonably be expected to have a Material Adverse Effect. Except as otherwise set forth on § 3(v) of the Disclosure Schedule, since November 30, 2003, there has not been any termination of, or material and adverse modification, amendment or change to, any business relationship maintained by the Company or any of its Subsidiaries with any customer or supplier named in §3(v) of the Disclosure Schedule, and no such customer or supplier has provided the Company or any of its Subsidiaries with notice of an intent to terminate or make a material and adverse modification, amendment or change to its business relationship with the Company or such Subsidiary, as the case may be. As of the date of this Agreement, and other than as disclosed on §3(v) of the Disclosure Schedule, no customer or supplier named in §3(v) of the Disclosure Schedule has given the Company or any of its Subsidiaries written notice that it is subject to any bankruptcy, insolvency or similar proceeding.

(w)  Prohibited Payments. The Company and its Subsidiaries have not, directly or indirectly, (i) made or agreed to make any contribution, payment or gift to any government official, employee or agent where either the contribution, payment or gift or the purpose thereof was illegal under the laws of any federal, state, local or foreign jurisdiction, (ii) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other Persons, to any candidate for federal, state, local or foreign public office or (iii) paid or delivered any fee, commission or any other sum of money or item of property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which in any manner relates to the assets, business or operations of the Company or its Subsidiaries, which, in the case of each of (i) (ii) or (iii), to the Company’s Knowledge, was illegal under any federal, state or local laws (or any rules or regulations thereunder) of the United States or any other country having jurisdiction.

4.             Representations and Warranties of the Buyer.  The Buyer represents and warrants to the Sellers that the statements contained in this §4 are correct and complete as of the date of this Agreement and shall be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §4).

(a)  Organization of the Buyer.  The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

(b)  Authorization of Transaction.  The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions.

(c)  Noncontravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, shall (i) violate any statute, regulation, rule, injunction, judgment, order, decree or ruling of any government, governmental agency or court to which the Buyer is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license or instrument to which the Buyer is a party or by which it is bound or to which any of its assets is subject, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation or failure to give notice would not have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated by this Agreement.  Except for applicable requirements of Competition Laws, including the Hart-Scott-Rodino Act and the EC Merger Regulation, the Buyer is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any government or governmental agency in order for the Buyer to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent or approval would not have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated by this Agreement.

(d)  Brokers’ Fees.  The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, investment banker or agent with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated.

(e)  Availability of Funds. The Buyer has delivered to the Company complete and correct executed copies of the documents listed in §4(e) of the Disclosure Schedule and all other letters, agreements and other documents, excluding any agreements or understandings with respect to fees (the “Commitments”), issued to the Buyer or to which the Buyer is a party in connection with (a) the debt financing of the transactions contemplated hereby (the “Debt Financing”) and (b) the equity investment by Warburg Pincus Private Equity, VIII, L.P. and/or one or more of its Affiliates in the transactions contemplated hereby (the “Equity Financing”).  Assuming satisfaction of all applicable conditions set forth in the Commitments and full funding thereunder of all amounts available under the terms of the Commitments, at the Closing Date, the Buyer will have sufficient funds to consummate the transactions contemplated hereby. The Buyer has no reason to believe that cash shall not be available for the Equity Financing or that the Debt Financing shall not be funded, and the Buyer has not made any material misrepresentation in connection with obtaining the Commitments. Buyer shall not modify, amend, terminate or revoke the Commitments if the effect of such action would reasonably be likely to prevent the Buyer from receiving the Debt Financing or the Equity Financing in accordance with the Commitments.

(f)  Acquisition of the Shares for Investment.  The Shares purchased by the Buyer pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof, and the Buyer shall not offer to sell or otherwise dispose of such Shares in violation of any of the registration requirements of the Securities Act or any comparable state or foreign securities laws.

(g)  Other Matters.  To the knowledge of Buyer, no supplier or customer of the Company or its Subsidiaries is reasonably likely to seek to materially and adversely amend, modify or terminate its existing relationship following the entering into this Agreement by Buyer and the Company or the announcement or consummation of the transactions contemplated hereby, specifically as a result of the participation by Buyer and its affiliates in the transactions contemplated by this Agreement.

5.             Pre-Closing Covenants.  The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

(a)  General.  Each of the Parties shall use commercially reasonable best efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in §7 below).

(b)  Notices and Consents.  The Sellers and the Company shall use commercially reasonable best efforts to obtain any third party consents that are required to be obtained in connection with the consummation of the transaction. Each of the Parties shall give any notices to, make any filings with, and use commercially reasonable best efforts to obtain any authorizations, consents and approvals of governments and governmental agencies which are required to be given, made or obtained in connection with consummation of the transaction.  Without limiting the generality of the foregoing, each of the Parties shall file any notices or other material required under Competition Laws, including any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act and filings with the European Commission under the EC Merger Regulation, and each of the Parties shall use commercially reasonable efforts to obtain a waiver from any applicable waiting periods related thereto, and shall make any further filings pursuant thereto that may be necessary, proper or advisable in connection therewith.  Each of the Parties shall bear its own costs and expenses in preparing such filings; provided that the Buyer shall pay all filing fees required under the Hart-Scott-Rodino Act, the EC Merger Regulation or other Competition Laws.

(c)  Operation of Business.  Neither the Company nor any of its Subsidiaries shall engage in any practice, take any action, or enter into any transaction of the sort described in §3(h) above, except as expressly contemplated by this Agreement.

(d)  Equity Issuances; Dividends and Distributions.  The Company shall not (i) issue, sell or deliver any shares of its capital stock or issue or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any shares of its capital stock, (ii) effect any recapitalization, reclassification, stock dividend, stock split or like change in its capitalization, (iii) amend its articles of incorporation or bylaws, (iv) make any redemption or purchase of any shares of its capital stock, (v) declare or pay any dividend or make any distribution on its capital stock or equity interests, or (vi) pay any management or other fees to the Shareholders or any of their Affiliates; provided, that the Company may pay a cash dividend to the Shareholders as long as the amount of such cash dividend is obtained solely from either (A) Cash of the Company existing on January 3, 2004 and deducted from the definition of Closing Cash Consideration or (B) Funded Indebtedness of the Company that is repaid at or prior to the Closing (including any interest, expenses or fees incurred in connection with the borrowing), and the payment of such cash dividend does not subject the Company to any adverse Tax consequences, including any withholding Tax obligation;

(e)  Restrictions on Transfer.  Prior to Closing, the Sellers shall not sell, transfer, contribute, distribute or otherwise dispose of any Shares, or agree to do any of the foregoing.

(f)  Preservation of Business.  The Company and its Subsidiaries shall use commercially reasonable efforts to keep their respective businesses and properties substantially intact, including their present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers and employees.

(g)  Access to Books and Records and Customers and Suppliers.  The Company and its Subsidiaries shall permit representatives of the Buyer to have reasonable access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company or its Subsidiaries, to the premises, properties, personnel, books, records (including tax records), contracts and documents of or pertaining to the Company and its Subsidiaries, including, without limitation, reasonable access to any properties of the Company or any Subsidiary for the purpose of conducting environmental audit or assessment, including the taking of reasonable samples from soils, groundwaters, surface waters, soils, and air; provided, however, that all such requests for access shall be directed to, and shall be approved by, the Company or such other person as the Sellers may designate from time to time. Notwithstanding the foregoing sentence, including the proviso therein, if, on or after March 1, 2004, the Buyer and the Sellers reasonably determine in good faith that Frank Nasisi is unlikely to be able to participate in the financing efforts of the Buyer beginning on or about the date the roadshow for the contemplated high yield financing is then-scheduled to begin (as confirmed by the placement agent for such offering), a representative of the Buyer shall be entitled to be present at the Company’s offices at all reasonable times and shall be provided with reasonable office space and support (including telephone and facsimile), and such representative shall be entitled to attend as an observer (with no power or ability to make any decisions on behalf of the Company) such internal management meetings of the Company as he may reasonably request for the purpose of becoming familiar with the Company’s business and operations. Prior to the Closing, the Buyer shall not contact or otherwise communicate with the customers, employees or suppliers of the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement or in connection with its observer rights, if any, provided in the immediately preceding sentence, directly or indirectly, without the prior written consent of the Sellers. The Buyer reaffirms its obligations under the confidentiality agreement between the Buyer and the Company, as supplemented (the “Confidentiality Agreement”), previously executed and delivered in connection with this transaction.

(h)  Notice of Developments.

(i)            The Sellers may elect (x) at any time to notify the Buyer of any development reasonably likely to cause a breach of any of the representations and warranties in §3(f)-(w) above and (y) on one occasion, to provide to the Buyer (A) the updates to the environmental reports listed on §5(h)(i) of the Disclosure Schedule and (B) a Phase 1 environmental report on the facility located in Prachinburi, Thailand. Buyer shall have 10 days following the receipt of such environmental reports to notify the Sellers that it needs up to an additional 20 days to conduct further investigations with respect to the matters set forth on such environmental reports. Unless the Buyer has the right to terminate this Agreement pursuant to §9(a)(ii) below by reason of such development, notice or delivery and exercises that right within the period of 30 days referred to in §9(a)(ii) below, the written notice or delivery of such environmental reports pursuant to this §5(h)(i) shall be deemed to have amended the Disclosure Schedule, to have qualified the representations and warranties contained in §3 above, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of such development or notice or lack of delivery.

(ii)           Each Party shall give prompt written notice to the other Party of any material adverse development causing or reasonably expected to result in (i) such Party’s failure to satisfy the conditions to the other Party’s obligation to consummate the transactions contemplated in this Agreement in §7(a) or §7(b), as applicable, or (ii) a breach of any of such Party’s own representations and warranties in §3(a)-(e) and §4 above, as applicable. No disclosure by any Party pursuant to this §5(h)(ii), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation or breach of warranty.

(iii)          Prior to the Closing, the Buyer shall act in good faith to notify the Sellers if the Buyer reasonably determines that any condition to closing under §7(a) that has not been satisfied is not reasonably likely to be satisfied at or prior to the Closing.

(i)  No Additional Representations or Warranties. The Buyer acknowledges that the Sellers, the Company and its Subsidiaries have not made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Sellers, the

Company or its Subsidiaries, except as expressly set forth in this Agreement or the Disclosure Schedule, and the Buyer further agrees that the Sellers, the Company and its Subsidiaries shall not have or be subject to any liability to the Buyer or any other Person resulting from the distribution to the Buyer, or the Buyer’s use of, any such information, including, without limitation, the Descriptive Memorandum prepared by J.P. Morgan Securities Inc. and any information, document or material provided to or made available to the Buyer in any “data room,” management presentations or any other form in expectation of the transactions contemplated by this Agreement. Except for the representations and warranties expressly set forth in §3, as qualified or supplemented by the Disclosure Schedule, the Sellers, the Company and its Subsidiaries make no representation or warranty, express or implied, at law or in equity, in respect of the Sellers, the Company, its Subsidiaries or any of their respective assets, liabilities or operations, including, without limitation, any implied representation or warranty as to the condition, merchantability, suitability or fitness for a particular purpose, and expressly disclaim any such representation or warranty. Except for the express representations and warranties set forth in §3, as qualified or supplemented by the Disclosure Schedule, the Buyer agrees that it is purchasing the Shares and acquiring the Company and its Subsidiaries on an “as is” and “where is” basis.

(j)  Disclaimer Regarding Estimates and Projections.  In connection with the Buyer’s investigation of the Company and its Subsidiaries, the Buyer has received from the Sellers and/or the Company certain estimates, forecasts, plans and financial projections of the Company and its Subsidiaries. The Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, forecasts, plans and projections, that the Buyer is familiar with such uncertainties, that the Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, forecasts, plans and projections so furnished to it (including the reasonableness of the assumptions underlying such estimates, forecasts, plans and projections), and that the Buyer shall have no claim against the Sellers and/or the Company or its Subsidiaries with respect thereto. Accordingly, the Sellers, the Company and its Subsidiaries make no representation or warranty with respect to such estimates, forecasts, plans and projections (including any such underlying assumptions).

(k)  Financing.  The Buyer agrees to use commercially reasonable best efforts to obtain the financing contemplated by the Commitments as soon as possible on the terms set forth in the Commitments. The Company agrees to provide, and will cause its Subsidiaries and their respective officers, directors, employees and accountants (collectively the foregoing Persons are hereinafter referred to as the “Company Representatives”) to provide, reasonable and customary cooperation reasonably requested in connection with the arrangement of such financing, including without limitation, participation in meetings, due diligence sessions, road shows, the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents, the execution and delivery of any commitment letters, underwriting or placement agreements, pledge and security documents, other definitive financing documents, or other reasonably requested certificates or documents, including a certificate of the chief financial officer of the Company with respect to solvency matters and comfort letters of accountants and such other certificates or documents as the Buyer may reasonably request from time to time.

(1)  No Solicitation.  From and after the date hereof until the earlier of the Closing and the termination of this Agreement pursuant to §9 hereof, the Company shall not, and shall not permit or cause any of its Subsidiaries or any Company Representative, to, directly or indirectly, solicit, initiate or engage in discussions or negotiations with or provide any information or data to any Person, encourage submission of any inquiries, proposals or offers by, or take any other actions intended or designed to facilitate the efforts of any Person, other than Buyer, relating to (i) the possible acquisition of, or business combination with, the Company or any of its Subsidiaries (whether by way of merger, consolidation or otherwise) or the purchase, exchange or other transfer of any portion of the Company’s or any of its Subsidiaries’ capital stock or assets (other than in the case of assets, sales of inventory or obsolete or non-productive assets in the Ordinary Course of Business) or (ii) any other similar transaction that could reasonably be expected to materially impede, interfere with or otherwise delay the consummation of the transactions contemplated hereby (each, a “Transaction”). Upon execution of this Agreement, the Company shall immediately terminate, and shall cause its Subsidiaries and all Company Representatives to immediately terminate, all discussions with any Person (other than Buyer and its Affiliates) concerning any such Transaction.

(m)  2003 Audited Financial Statements.  The Company shall use commercially reasonable efforts to promptly prepare the 2003 Audited Financial Statements. The Company shall promptly deliver the 2003 Audited Financial Statements to the Buyer as soon as they have been finally completed and are no longer subject to any further adjustments or discussions with the Company’s accountants. Following the delivery to the Buyer of the 2003 Audited Financial Statements, the Buyer shall have ten business days to review the 2003 Audited Financial Statements for the purpose of determining whether the condition to closing set forth in §7(a)(xi) has been satisfied. Unless the Buyer notifies the Sellers within ten business days that the condition to closing set forth in §7(a)(xi) has not been satisfied, such condition to closing shall be deemed to have been met and the 2003 Audited Financial Statements shall become the Most Recent Financial Statements, January 3, 2004 shall be the Most Recent Fiscal Month End, the fiscal year ended January 3, 2004 shall be the Most Recent Fiscal Year End, be deemed to have replaced the representations and warranties related to the Most Recent Financial Statements, amended the Disclosure Schedule to the extent applicable, changed all the references to November 30, 2003 contained herein to January 3, 2004 (other than in § 3(h)(xvi) which shall remain November 30, 2003), and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder solely by reason of the prior Most Recent Financial Statements.

(n)  Selling Expense Schedule.  Not later than 3 days prior to the Closing Date, the Company shall provide the Buyer with a reasonably detailed schedule setting forth the Selling Expenses for the purpose of calculating the Closing Cash Consideration.

6.             Post-Closing Covenants.  The Parties agree as follows with respect to the period following the Closing.

(a)  General.  In the event that at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties shall take such further action (including the execution and delivery of such further instruments and documents) as the other

Party may reasonably request, all at the sole cost and expense of the requesting Party. The Buyer agrees to retain records material to the operations of the Company and its Subsidiaries for the period prior to the Closing and make them available to the Sellers for a period of three (3) years after the Closing, or, in the alternative, to notify the Sellers in writing at least 30 days prior to their disposal at any time prior to the expiration of such period and permit the Sellers to have access to such records.

(b)  Litigation Support.  In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving either of the Company or any of its Subsidiaries, each of the other Parties shall cooperate with such Party or its counsel in the defense or contest, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably requested in connection with the defense or contest, all at the sole cost and expense of the contesting or defending Party; provided that this §6(b) shall not apply with respect to any actual or threatened litigation or dispute between the Parties.

(c)  Tax Matters.

(i)            Transfer Taxes.  The Buyer shall, at its expense, prepare or cause to be prepared and file or cause to be filed, and the Parties shall cooperate in the preparation, execution and filing of, all returns, questionnaires, applications, or other documents regarding any sales, use, transfer, recording, registration and other fees, and any similar Taxes, which become payable in connection with the transactions contemplated hereby. All such taxes and fees shall be paid by the Buyer.

(ii)           Cooperation.  The Parties shall cooperate with each other to provide each other with such assistance as may be reasonably requested by them in connection with the preparation of any Tax Returns, and any Tax audit or other examination in connection with an administrative or judicial proceeding involving a taxing authority relating to Taxes.

(d)  Performance of Obligations by the Buyer.  Except as otherwise expressly provided by this Agreement, on or after the Closing Date, the Buyer shall or shall cause the Company to duly, promptly and faithfully pay, perform and discharge when due, (i) all obligations and liabilities of whatever kind and nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, whether accrued or unaccrued, whether arising before, on or after the Closing Date, of the Company, and (ii) any liability or obligation of the Company or its Affiliates with respect to any of the liabilities described in clause (i), including, without limitation, any guarantee or obligation to assure performance given or made by the Company or its Affiliates with respect to any such obligation of the Company set forth in clause (i) above.

(e)  Directors’ and Officers’ Indemnification.

(i)            All rights to indemnification existing in favor of directors, officers, members, managers, or employees of the Company and its Subsidiaries as provided in the Constitutive Documents of the Company and its Subsidiaries, as in effect on the date hereof, with respect to matters occurring through the Closing Date, will survive the transactions contemplated hereby and will continue in full force and effect thereafter for a period of six years.

(ii)           From and after the Closing, the Buyer shall indemnify, defend and hold harmless the present and former officers, directors and managers of the Company and its Subsidiaries (collectively, the “Indemnified Parties”) against all losses, expenses, claims, damages, liabilities or amounts that are paid in settlement of, or otherwise in connection with, any claim, action, suit, proceeding or investigation, based in whole or in part on the fact that such person is or was a director, officer or manager of the Company or any of its Subsidiaries and arising out of actions or omissions occurring at or prior to the Closing (including, without limitation, the transactions contemplated by this Agreement), in each case to the fullest extent permitted under applicable law (and shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under applicable law).

(iii)          This §6(e) is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties, their heirs and personal representatives and shall be binding on the Buyer and its successors and assigns.

7.             Conditions to Obligation to Close.

(a)  Conditions to Obligation of the Buyer.  The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i)            the representations and warranties set forth in §3 above shall be true and correct in all material respects at and as of the Closing Date, except for representations and warranties set forth in §3 which are qualified as to materiality or Material Adverse Effect, which shall be true and correct in all respects at and as of the Closing Date, taking into account such qualifications;

(ii)           the Company and the Sellers shall have performed and complied with all of their respective covenants hereunder in all material respects through the Closing;

(iii)          there shall not be any injunction, judgment, order, decree, ruling or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

(iv)          the Sellers shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in §7(a)(i)-(iii) is satisfied in all respects;

(v)           all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act and other applicable Competition Laws shall have expired or otherwise been terminated, and the approval of the European Commission of the transactions contemplated hereby shall have been obtained pursuant to the EC Merger Regulation;

(vi)          the Buyer shall have obtained the Debt Financing contemplated in the Commitments or otherwise obtained financing on terms reasonably satisfactory to Purchaser, in either case, in an amount sufficient to enable Purchaser to consummate the transactions contemplated by this Agreement;

(vii)         the Buyer and certain of the Sellers shall have executed and delivered a Transition Services Agreement substantially containing the terms set forth on Exhibit B;

(viii)        during the period from the date hereof to the Closing, no change, event or effect shall have occurred that has had, or that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect;

(ix)           all directors of the Company and its Subsidiaries shall have tendered their resignations and copies thereof shall have been delivered to the Buyer;

(x)            the Company, on behalf of the Sellers, shall deliver to the Buyer, pursuant to § 1445(b)(3) of the Code and the Treasury regulations promulgated thereunder, an affidavit dated no more than 30 days prior to the Closing Date and signed by a responsible corporate officer of the Company stating that (A) the Company is not, and has not been at any time during the applicable period specified in § 897(c)(l)(A)(ii) of the Code, a “United States real property holding corporation” (as defined in § 897(c)(2) of the Code) and (B) no interest in the Company constitutes a “United States real property interest” (as defined in § 897(c) of the Code); and

(xi)           the EBITDA of the Company for the fiscal year ended January 3, 2004 shall be not less than $119.3 million as derived from the 2003 Audited Financial Statements.

The Buyer may waive any condition specified in this §7(a) in writing at or prior to the Closing.

(b)  Conditions to Obligation of the Sellers. The obligation of the Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

(i)            the representations and warranties set forth in §4 above shall be true and correct in all material respects at and as of the Closing Date, except for representations and warranties set forth in §4 which are qualified as to materiality or material adverse effect, which shall be true and correct in all respects at and as of the Closing Date, taking into account such qualifications;

(ii)           the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(iii)          there shall not be any injunction, judgment, order, decree, ruling or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

(iv)          the Buyer shall have delivered to the Sellers a certificate to the effect that each of the conditions specified above in §7(b)(i)-(iii) is satisfied in all respects; and

(v)           all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act and other applicable Competition Laws shall have expired or otherwise been terminated, and the approval of the European Commission of the transactions contemplated hereby shall have been obtained pursuant to the EC Merger Regulation.

The Sellers may waive any condition specified in this §7(b) in writing at or prior to the Closing.

8.             Remedies for Breaches of this Agreement.  All of the representations, warranties and agreements contained herein shall terminate as of the Closing and be of no further force or effect, except that the agreements set forth in §6 and §10 shall survive the Closing and continue in full force and effect.

9.             Termination.

(a)  Termination of Agreement.  Certain of the Parties may terminate this Agreement as provided below:

(i)            the Buyer and the Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii)           the Buyer may terminate this Agreement by giving written notice to the Sellers at any time prior to the Closing in the event the Sellers has within the then previous 30 days given the Buyer any notice pursuant to §5(h)(i) above and the development that is the subject of the notice is reasonably likely to result in the closing condition set forth in §7(a)(i) or §7(a)(viii) not being satisfied by the Closing Date;

(iii)          the Buyer may terminate this Agreement by giving written notice to the Sellers at any time prior to the Closing (A) in the event that any Seller has breached any material representation, warranty or covenant contained in this Agreement (other than the representations and warranties in §3(f)-(w) above in cases where the Sellers have provided notice pursuant to §5(h)(i)) in any material respect, the Buyer has notified the Sellers of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before the earlier of (x) the date that is 120 days after the delivery to the Buyer of the 2003 Audited Financial Statements and (y) June 30, 2004, by reason of the failure of any condition precedent under §7(a) hereof (unless the failure results primarily from the Buyer’s inaction or the Buyer itself breaching any representation, warranty or covenant contained in the Agreement); provided that the date in this clause (y) may be extended to July 31, 2004, if (1) a Termination Date Extension Event shall have occurred and is continuing and the Buyer has so notified the Sellers and (2) the Buyer shall have delivered to the Sellers amendments to each of their Commitments that are substantially in the form of the Commitments but that contain an expiration date on or after July 31, 2004, and otherwise do not contain any amendments or modifications reasonably likely to prevent the Buyer from receiving the Debt Financing in accordance with the Commitments; and

(iv)          the Sellers may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (A) in the event the Buyer has breached any material representation, warranty or covenant contained in this Agreement in any material respect, the Sellers has notified the Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before the earlier of (x) the date that is 120 days after the delivery to the Buyer of the 2003 Audited Financial Statements and (y) June 30, 2004, by reason of the failure of any condition precedent under §7(b) hereof (unless the failure results primarily from a Seller’s inaction or a Seller breaching any representation, warranty or covenant contained in this Agreement); provided that the date in this clause (y) may be extended to July 31, 2004, if (1) a Termination Date Extension Event shall have occurred and is continuing and the Buyer has so notified the Sellers and (2) the Buyer shall have delivered to the Sellers amendments to each of their Commitments that are substantially in the form of the Commitments but that contain an expiration date on or after July 31, 2004, and otherwise do not contain any amendments or modifications reasonably likely to prevent the Buyer from receiving the Debt Financing in accordance with the Commitments.

(b)  Effect of Termination. If any Party terminates this Agreement pursuant to §9(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to the other Party (except for any liability of any Party then in breach); provided, however, that the confidentiality provisions contained in the Confidentiality Agreement shall survive in accordance with the terms thereof.

10.           Miscellaneous.

(a)  Press Releases and Public Announcements.  No Party shall issue any press release or public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith based upon the advice of counsel, is required by applicable law (in which case the disclosing Party shall use its reasonable best efforts to advise the other Party of such disclosure and the form and content thereof prior to making the disclosure).  The Parties agree to prepare and issue mutually acceptable press releases on or promptly after the Closing announcing the transactions contemplated hereby.

(b)  Third-Party Beneficiaries.  Except as contemplated by §6(e) above, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(c)  Entire Agreement.  This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof, other than the Confidentiality Agreement, which shall remain in full force and effect.

(d)  Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the Buyer and the Sellers; provided, however, that the Buyer shall be permitted without the prior written consent of the other Parties to assign its rights but not its obligations under this Agreement to the lenders under the Debt Financing.

(e)  Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(f)  Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g)  Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given if personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid, or by reputable overnight courier and addressed to the intended recipient as set forth below, or in the case of the Sellers, as set forth on the Notice Schedule hereto:

If to the Company:

Polypore Inc.
13800 South Lakes Drive
Charlotte, NC 28273
Attention:	Frank Nasisi
Lynn Amos
Facsimile: (704) 587-8796

With a copy to (which shall not constitute notice to the Company):

Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, Illinois 60601
Attention:	H. Kurt von Moltke
Carol Anne Huff
Facsimile: (312) 861-2200

If to the Buyer:

PP Acquisition Corporation
c/o Warburg Pincus LLC
466 Lexington Avenue
New York, NY 10017
Attention:	Kewsong Lee
David Barr
Facsimile:	(212) 878-9100

With a copy to (which shall not constitute notice to the Buyer):

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019-6099
Attention:	Steven J. Gartner
Facsimile:	(212) 728-9222

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

(h)  Governing Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware (i.e., without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.) Each of the Parties hereby (a) irrevocably submits to the exclusive jurisdiction of any state or federal court sitting in the State of Delaware in any action, suit or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, (b) waives, and agrees not to assert in any such suit, action or proceeding, any claim that (i) it is not personally subject to the jurisdiction of such court or of any other court to which proceedings in such court may be appealed, (ii) such suit, action or proceeding is brought in an inconvenient forum or (iii) the venue of such suit, action or proceeding is improper, (c) expressly waives any requirement for the posting of a bond by the party bringing such suit, action or proceeding and (d) consents to process being served in any such suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such services shall constitute good and sufficient service of process and notice thereof. Nothing in this §10(h) shall affect or limit any right to serve process in any other manner permitted by law.

(i)  Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(j)  Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(k)  Expenses.  Each of the Buyer and the Sellers will bear its own costs and expenses (including without limitation accounting, investment banking and legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided that, if and only to the extent that the Closing occurs, all Selling Expenses shall be paid by the Company with funds provided by the Buyer, it being understood and agreed that any amounts provided by the Buyer to pay the Selling Expenses shall be deducted from the Closing Cash Consideration calculation as contemplated by § 2(a) hereof. No costs or expenses specifically related to the transactions contemplated by this Agreement other than the Selling Expenses shall be paid or borne by the Company or any of its Subsidiaries. Without limiting the generality of the foregoing, all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement, shall be paid by the Buyer when due, and the Buyer will, at its own expense, file all necessary tax returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, the Parties will, and will cause their affiliates to, join in the execution of any such tax returns and other documentation.

(l)  Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(m)  Incorporation of Exhibits and Schedules.  The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(n)  Disclosure Schedule.  The inclusion of information in the Disclosure Schedule shall not be construed as an admission that such information is material to the Company, its Subsidiaries or the Sellers. In addition, matters reflected in the Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedule. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.

*  *  *  *  *

IN WITNESS WHEREOF, the Parties hereto have executed this Stock Purchase Agreement as of the date first above written.

Company:	POLYPORE INC.

	By:	/s/ Jerry Zucker
	Name:	Jerry Zucker
Its:

Buyer:	PP ACQUISITION CORPORATION

	By:	/s/ Kewsong Lee
Name:
Its:

Sellers:	/s/ Jerry Zucker
Jerry Zucker

/s/ James Boyd
James G. Boyd

CIGNA MEZZANINE PARTNERS III, L.P.

By: CIGNA Investments, Inc. (as authorized agent)

		Name:	/s/ Robert Eccles
Its:

CONNECTICUT GENERAL LIFE INSURANCE COMPANY

By: CIGNA Investments, Inc. (as authorized agent)

		Name:	/s/ Robert Eccles
Its:

GOLDER, THOMA, CRESSEY FUND III LIMITED PARTNERSHIP

By: Golder, Thoma, Cressey, Rauner, L.P.
Its: General Partner

		By:	/s/ B. Rauner
		Its:	Principal

J.P. MORGAN PARTNERS (BHCA), L.P.

By: JPMP Master Fund Manager, L.P.

	By:	JPMP Capital Corp.
	Its:	General Partner

	By:	/s/ C. Behrens
	Its:	General Partner

THE INTERTECH GROUP, INC.

By:	/s/ Jerry Zucker
Name:
Its:

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

By: Delaware Investment Advisers, a series of Delaware Management Business Trust, Attorney-in-Fact

	Name:	/s/ R. Gordon Marsh
Its:

ZB HOLDINGS, INC.

By:	/s/ Jerry Zucker
Name:
Its: